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                          ASSET ACQUISITION AGREEMENT

                                    BETWEEN

               HORIZON CELLULAR TELEPHONE COMPANY OF DAWSON, L.P.

                                      AND

                               CELLCO PARTNERSHIP





                                 March 22, 1996

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                         LIST OF EXHIBITS AND SCHEDULES

                                    EXHIBITS

2.3(b)         Form of Escrow Agreement
2.4(a)(iii)    Net Working Capital Components
8.1(b)(i)      Form of Opinion of Seller's Corporate Counsel
8.1(b)(ii)     Form of Opinion of Seller's FCC Counsel
8.2(d)         Form of Opinion of Purchaser's Counsel

                                   SCHEDULES

1.1(l)         Certain Permitted Encumbrances
1.2(c)         Personal Property
1.2(d)         Owned Real Property
1.3(e)         Causes of Action
1.3(g)         Certain Affiliate Assets Not Used Exclusively for the System
1.3(h)         Other Excluded Assets
2.4(a)(i)      Capital Expenditures
2.4(a)(ii)     Subscribers
3.2            Jurisdictions
3.4(b)         Financial Statements
3.6(c)         FCC Licenses
3.7(b)         Penalties
3.8(a)         Title Exceptions
3.8(b)         Real Property Leases
3.9            Material Personal Property Leases
3.10           Contracts
3.11           Required Consents
3.13(a)        Taxes
3.14           Environmental
3.16           Receivables
3.17           Existing Conditions
3.19           Labor Relations
3.20           Related Parties
3.21           Compensation
3.25           Employee Benefit Plans
3.27           Subscriber Accounts
4.6            Purchaser's Consents





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                          ASSET ACQUISITION AGREEMENT

     THIS ASSET ACQUISITION AGREEMENT (this "Agreement") is made as of March 22, 1996 between HORIZON CELLULAR TELEPHONE COMPANY OF DAWSON, L.P., a Delaware limited partnership ("Seller"), and CELLCO PARTNERSHIP, a Delaware general partnership ("Purchaser").

                              W I T N E S S E T H

     WHEREAS, Seller is the sole holder of certain licenses, including cellular and microwave licenses, granted by the Federal Communications Commission (the "FCC") for the Georgia Non-Wireline Cellular Rural Service Area Number 2 ("RSA");

     WHEREAS, Seller is the owner and operator of the cellular telephone communication system in the RSA (the "System") and, in connection therewith, is engaged in the business of marketing, selling and providing cellular telephone service in the RSA (such business as presently conducted, the "Business");

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, all of the Purchased Assets (as hereinafter defined) in accordance with the terms and conditions hereinafter set forth; and

     WHEREAS, the parties acknowledge that the terms and conditions set forth in this Agreement and the performance by the parties of their respective obligations hereunder are subject to and are intended to be in compliance with all FCC and other state and local governmental rules and regulations governing the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Certain Definitions; Purchase and Sale of Assets; Assumption of Liabilities.

         1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

             (a) "affiliate", with respect to any person, means any other person controlling, controlled by or under common control with such person.

             (b) "business day" means any day other than a Saturday, Sunday, legal holiday in the Commonwealth of Pennsylvania or the States of New Jersey or New York or other day of the year on which banks in Pennsylvania, New Jersey or New York are authorized or required by law to close.

             (c) "Executive Officers" shall mean Michael E. Kalogris, Steven R. Skinner, Bruce M. Hernandez, Stefan C. Karnavas, Steven B. Figard and Patricia Gallagher.

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             (d)    "governmental or regulatory body" means any government or
political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

             (e) "herein", "hereby", "hereunder", "hereof" or other equivalent words refer to this Agreement and not solely to the particular section or portion of this Agreement in which any such word is used.

             (f) "Horizon Corporate" means Horizon G.P., Inc., a Delaware corporation and the general partner of KCCGP, L.P., a Delaware limited partnership and the general partner of Seller ("KCCGP").

             (g) "Horizon Corporate Controlled Affiliate" means Horizon Corporate or any Horizon Corporate affiliate controlled by Horizon Corporate.

             (h) "includes", "including" or other equivalent words mean "including , without limitation".

             (i) "lien or other encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

             (j) "Material Adverse Change" means in relation to any representation, warranty or covenant to which such phrase relates a material adverse change in the Business, taken as a whole which involves more than $10,000; provided, however, that neither (i) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, regulatory or otherwise) that adversely affect the markets where the System is operated or affect industries related to the telecommunications business generally (including proposed legislation or regulations by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally, nor (ii) any effects of competition (including competition resulting from personal communication services or the introduction of any new technological changes in the telecommunications industry), shall be deemed to give rise to a Material Adverse Change.

             (k) "Material Adverse Effect" means in relation to any representation, warranty or covenant to which such phrase relates an effect that would result in a Material Adverse Change which involves more than $10,000; provided, however, that neither (i) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, regulatory or otherwise) that adversely affect the markets where the System is operated or affect industries related to the telecommunications business generally (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally, nor (ii) any effects of competition (including competition resulting from personal communication





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
services or the introduction of any new technological changes in the telecommunications industry), shall constitute a Material Adverse Effect.

             (l) "Permitted Encumbrances" means (i) any lien or other encumbrance for real or personal property taxes and assessments, not yet past due or otherwise being contested in good faith, (ii) any lien or other encumbrance arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business, (iii) liens which, individually or in the aggregate, are immaterial in character, amount and extent, and which do not detract from the value or interfere with the present or proposed use of the assets or properties they affect and (iv) any lien or other encumbrance set forth on Schedule 1.1(l).

             (m) "person" means any individual, corporation, limited liability company, partnership, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

             (n) "to Seller's knowledge" or any similar phrase means the actual knowledge of one of the Executive Officers and James Price, the general manager of the System.

             (o) "material" means, in relation to any representation, warranty or covenant contained in Sections 3, 4 or 5, any condition, fact, contingency, obligation, right, event, occurrence or development that would reasonably be expected to involve or have an effect on the identified item of more than $10,000, unless, (i) the context otherwise provides or (ii) when used in the phrases "Material Adverse Change" or "Material Adverse Effect."

         1.2 Agreement to Sell; Purchased Assets. On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser at the Closing all of the right, title and interest of Seller in or to the following assets in existence as of the Closing Date (as hereinafter defined) wherever such assets are located, and whether real, personal, tangible or intangible, and whether or not any such assets have any value for accounting purposes or are carried or reflected on, or specifically referred to in Seller's books or financial statements (collectively referred to herein as the "Purchased Assets"):

             (a) all notes and other accounts receivable whether billed or unbilled (including all proceeds of such receivables other than cash or cash equivalents), including all other negotiable instruments or other instruments and chattel paper and other evidences of indebtedness and rights to receive payment of, Seller generated in the conduct of, or otherwise relating to, the Business (collectively, the "Receivables");

             (b) all supplies and inventories (including cellular phones, pagers, accessories, spare parts and supplies, if any) used directly or indirectly in the operation of the Business, whether or not obsolete or carried on Seller s books of account (collectively, the "Inventory");

             (c) all furniture, fixtures, cellular systems and other equipment and machinery, cellular switches, cell site equipment, electrical power units, antennas, transmission lines, microwave equipment, test equipment, tools, vehicles, office equipment, improvements, parts and other tangible personal property relating to, or used directly or indirectly, in the Business





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other than Inventory, whether or not obsolete, including all those items listed on Schedule 1.2(c) (the "Personal Property");

             (d) all those certain lots and pieces of ground together with the buildings, structures and other improvements erected thereon, and together with all easements, rights of way and appurtenances relating to or used, directly or indirectly in the Business, including such as are more particularly described on Schedule 1.2 (d) (the "Owned Real Property");

             (e) all leasehold interests created by all leases of personal property (the "Personal Property Leases") or real property (the "Real Property Leases") under which Seller is a lessee or lessor;

             (f) all of Seller's interest in all buildings, towers, facilities and other structures and improvements located on the Owned Real Property and the real property subject to a Real Property Lease (the "Leased Real Property", and together with the Owned Real Property, the "Real Property"), together with Seller's interest in all fixtures, furnishings, installations, machinery, equipment and appliances used in connection with the operation, maintenance or occupancy of the Real Property and Seller's interest in all leasehold improvements;

             (g) all prepaid expenses, advance payments, deferred charges, security and other deposits deposited by Seller with third parties with respect to Leased Real Property or other Purchased Assets;

             (h) all licenses, certificates of occupancy, permits, franchises, registrations, certificates of public convenience and necessity, approvals and operating rights to the extent transferable under applicable law or with any required consent, including all licenses, permits and authorizations issued by the FCC (the "FCC Licenses") and pending applications with the FCC, any interim operating authority, or other regulatory authority, used in the conduct of the Business or the construction and operation of the System or necessary to the ownership of the Purchased Assets, and all planning, zoning, building, environmental, occupancy and other permits and licenses used in connection with the System (collectively, and including the FCC Licenses, the "Permits");

             (i) to the extent permitted by applicable law or with any required consent, all rights of Seller under all written or oral contracts, agreements, licenses, or other documents, commitments, arrangements, undertakings, practices or authorizations relating to the Business, including all contracts to provide services to customers in the RSA and orders received which have not yet been filled, and to the extent permitted thereunder the Acquisition Agreement under which Seller acquired the Business (the "Acquisition Agreement") and all contracts, undertakings and commitments delivered to Seller in connection therewith (collectively, and including the Personal Property Leases and the Real Property Leases the "Contracts"); and

             (j) all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor relating to or used, directly or indirectly, in the operation of the Business;





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             (k)    all technologies, methods, formulations, data bases, trade secrets, know-how, engineering inventions and other intellectual property used in the Business or under development and all related documentation;

             (l) all computer software owned by Seller (including documentation and related object and source codes) relating to or used, directly or indirectly, in the operation of the Business;

             (m) except as set forth on Schedule 1.3(e), all rights or choses in action relating to the Business arising out of occurrences before or after the Closing, including all rights under express or implied warranties relating to the Purchased Assets; and

             (n) all information, files, records, books of account, data, plans, contracts, recorded knowledge, including customer and supplier lists and leads related to the Business.

         1.3 Excluded Assets. Notwithstanding anything to the contrary contained herein or otherwise, the Purchased Assets do not include the following:

             (a) all cash on hand and in financial institutions, cash equivalents, marketable securities and bonds ("Cash and Cash Equivalents");

             (b) all federal, state and local income and franchise tax credits and tax refund claims;

             (c) the minute books, partnership record books and tax returns of Seller;

             (d) any insurance policies maintained by Seller with respect to the Business;

             (e) all claims, causes of action and rights of recovery arising out of, or relating to, events or occurrences prior to the Closing Date relating to the System or the Business, whether asserted or commenced before, on or after the Closing Date set forth on Schedule 1.3(e);

             (f)    Seller's rights under this Agreement;

             (g) those assets set forth on Schedule 1.3(g), which assets are used by affiliates of Seller and do not relate exclusively to the operation of the System;

             (h) the personal effects, memorabilia and other assets described on Schedule 1.3(h);

             (i) intercompany accounts receivable from any affiliate of Seller; and

             (j) the trade names "Horizon", "Horizon Cellular Telephone Company," "Horizon Cellular Group" and "Horizon Cellular Telephone Company of Dawson, L.P."





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         1.4 Shared Assets.  If any Related Party (as hereinafter defined)
owns any assets (other than the excluded Related Party assets set forth on Schedule 1.3(g) that (i) are located in the State of Georgia and used or useful in the operation of the Business, or (ii) are located elsewhere, used primarily in the operation of the Business and necessary to allow Purchaser to continue to operate the Business as it is presently operated, Seller shall cause its Related Parties to transfer such assets to Seller prior to the Closing (at no cost to Purchaser), and such assets shall become Purchased Assets.

         1.5 Assumption of Liabilities by Purchaser.

             (a) On the Closing Date, Purchaser shall only assume and agree to discharge and perform, as and when due, (i) all liabilities and obligations of Seller that are reflected on the Closing Date Balance Sheet (as hereinafter defined) as current liabilities and only to the extent that such liabilities are reflected and quantified on the Closing Date Balance Sheet and (ii) all obligations of Seller pursuant to the Contracts which (A) are disclosed on
Schedule 3.8(b), 3.9 or 3.10 (except to the extent described therein as not being assumed) or (B) were entered into in the ordinary course of business containing customary terms and provisions and which were not required to be disclosed in Schedules 3.9 or 3.10 because of the amount thereof, but only to the extent such obligations relate to periods or goods or services provided to Purchaser on or after the Closing Date or they are included within the obligations assumed pursuant to the immediately preceding clause (i), in all cases excepting intercompany liabilities to Seller's affiliates and any liabilities of Seller for employment related compensation, payroll and benefits (collectively the "Assumed Liabilities").

             (b) Notwithstanding the foregoing, Purchaser shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by Seller of any provision of any Contract (except to the extent that the liability for such breach has been reflected and quantified on the Closing Date Balance Sheet as a current liability), including liabilities or obligations arising out of Seller's failure to perform any such agreement, contract, commitment or lease in accordance with its terms prior to the Closing and any liability arising out of the assignment to Purchaser of any such agreement, contract, commitment or lease in violation of the terms thereof. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 1.5, PURCHASER SHALL NOT ASSUME OR BE RESPONSIBLE FOR ANY DEBTS, LIABILITIES OR OBLIGATIONS (INCLUDING TAX OBLIGATIONS OTHER THAN THOSE TAXES AND FEES WHICH ARE BEING BORNE EQUALLY BY THE PARTIES PURSUANT TO SUBSECTION 1.5(C) AND SECTION 2.7 AND BEING PAID BY PURCHASER PURSUANT TO SECTION 5.4 AND SECTION 5.8 HEREOF) OF SELLER, OR ANY RELATED PARTY.

             (c) Notwithstanding the foregoing, (i) Seller, on the one hand, and Purchaser, on the other, shall share equally the filing fees associated with making all requisite applications with the FCC for consent to the transactions contemplated by this Agreement, but not any legal or other fees, costs and expenses related thereto, it being understood and agreed that each party shall be responsible for all such other fees, costs and expenses incurred by or on behalf of it, and (ii) Purchaser shall be responsible for paying for all fees, costs and expenses associated with Purchaser making and prosecuting all requisite applications with the Georgia Public





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
Service Commission ("GPSC"), if any, for licenses, authorizations and certificates of public convenience and necessity necessary for Purchaser to conduct the Business from and after Closing.

         1.6 Regarding Consents.

             (a) To the extent that Seller's rights under any Contract, Permit or other Purchased Assets to be assigned to Purchaser hereunder may not be assigned without the consent of any person (including a governmental or regulatory body) (the "Required Consents") which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. For a period of six (6) months following the Closing Date, Seller, at its expense, shall use commercially reasonable efforts to obtain all Required Consents to transfer such Contract, Permit or other Purchased Asset, and, upon obtaining such Required Consents, shall transfer such Contract, Permit or other Purchased Asset to Purchaser for no additional consideration.

             (b) If any consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights with respect to the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the nature of the Purchased Asset, shall for a period of one year following the Closing Date (i) act after the Closing as Purchaser's agent in order to preserve and obtain for Purchaser the benefits thereunder and
(ii) cooperate, to the maximum extent permitted by law and the nature of the Purchased Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; provided that nothing contained herein shall require Seller to incur any additional cost and expense to preserve and obtain such benefits for Purchaser.

         1.7 No Liabilities Not Expressly Assumed. This is a purchase of assets and Purchaser shall not assume or be bound by or responsible for any obligations or liabilities of Seller or any Horizon Corporate Controlled Affiliate of any kind or nature, known, unknown, contingent or otherwise, other than those obligations or liabilities expressly assumed by Purchaser pursuant to Section 1.5 hereof.

     2. Agreement to Purchase; Indemnification Escrow; Acquisition Price and Closing.

         2.1 Agreement to Purchase. At the Closing hereunder, Purchaser shall purchase and accept the assignment, transfer and delivery of the Purchased Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the delivery of the Acquisition Price and performance of Purchaser's other obligations contained herein (hereinafter defined in Section 2.2 hereof). In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller only to the extent and as provided in Section 1.5 of this Agreement.

         2.2 Acquisition Price. The aggregate acquisition price for the Purchased Assets shall be Fifty-Four Million Dollars ($54,000,000) (the "Preliminary Acquisition Price"), subject to





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
adjustment at and following Closing as provided herein (as so adjusted, the "Acquisition Price") and payable as provided herein.

         2.3 Manner of Payment. Subject to adjustment as provided in this Agreement, at Closing:

             (a) Purchaser shall assume the Assumed Liabilities by written instrument of assumption in a form reasonably acceptable to the parties (the "Instrument of Assumption");

             (b) as security for the indemnification covenants of Seller contained in this Agreement, Purchaser shall deliver to CoreStates Bank, N.A., Philadelphia, Pennsylvania, as escrow agent (the "Escrow Agent"), the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) which amount (including any interest earned thereon, the "Indemnification Escrow Amount") shall be held by the Escrow Agent pursuant to the terms of a certain escrow agreement dated as of the Closing Date (the "Escrow Agreement")substantially in the form of Exhibit 2.3(b). Purchaser shall be entitled to draw upon the Indemnification Escrow Amount for payment of all indemnification claims made by Purchaser to the extent, but only to the extent, provided herein and in the Escrow Agreement. Notwithstanding anything to the contrary contained herein or in the Escrow Agreement, except as specifically provided in Section 14.11, the Indemnification Escrow Amount shall constitute Purchaser's sole recourse for recovery of Seller's indemnification covenants contained in this Agreement;

             (c) Purchaser shall pay to Seller (or to any other person as Seller may direct in writing) by wire transfer of immediately available funds to such banks and accounts thereat as shall be specified in writing by Seller, the following:

                (i) the amount of Fifty Million Five Hundred Thousand Dollars ($50,500,000) (the "Closing Cash Payment"), representing the difference between the Preliminary Acquisition Price and the Indemnification Escrow Amount;

                (ii) the amount obtained (the "Accretion Factor Payment") by multiplying (A) the Preliminary Acquisition Price times (B) eight percent (8%) times (C) the number of days in the period from and including August 1, 1996 until the Closing Date (except for any period during which Regulatory Approvals are delayed primarily as a result of actions or inactions by Seller) divided by 365; and

                (iii) the Initial Adjustments Amount (as hereinafter defined).

         2.4 Acquisition Price Adjustment.

             (a) The Preliminary Acquisition Price shall be increased or decreased (the "Acquisition Price Adjustment") on a dollar-for-dollar basis for the cumulative net adjustment required by the following:

                (i) Set forth on Schedule 2.4(a)(i) is a summary of Seller's budgeted capital expenditures ("Budgeted Capital Expenditures") for calendar year 1996. The Preliminary





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
Acquisition Price shall be increased to the extent that as of the Closing Date
(A) Seller makes any such capital expenditures during 1996 in excess of those that would have been made had the Budgeted Capital Expenditures been made pro-rata on a daily basis throughout 1996), or (B) Seller makes any other capital expenditures that are made with the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) and the Preliminary Acquisition Price shall be decreased to the extent that, as of the Closing Date, Seller has not made capital expenditures equal to the capital expenditures that would have been made pro-rata on a daily basis throughout 1996; in each case, however, only to the extent that the capital assets obtained thereby are included in the Purchased Assets. At Closing, Seller will deliver to Purchaser a schedule (the "Capital Expenditures Summary") detailing the amount and type of each of the capital expenditures, if any, for which Seller or Purchaser is to be paid pursuant to this Section. The determination of whether an expenditure constitutes a capital expenditure shall be made in accordance with generally accepted accounting principles consistently applied ("GAAP"), and shall include capital expenditures for which payment has not yet been made by Seller but for which a liability has been established in Seller's books and records.

                (ii) If at Closing the number of actual ending Subscribers (as hereinafter defined) on the Closing Date to Seller's cellular services in the aggregate ("Closing Subscriber Number") is less than the amount determined in accordance with Schedule 2.4(a)(ii) (the "Target Subscriber Number"), then there shall be deducted from the Preliminary Acquisition Price an amount equal to $300 times the difference between the Target Subscriber Number minus the Closing Subscriber Number. If at Closing the Closing Subscriber Number is greater than the Target Subscriber Number, then there shall be added to the Preliminary Acquisition Price an amount equal to $300 times the difference between the Closing Subscriber Number minus the Target Subscriber Number. For purposes of this Agreement, "Subscriber" shall mean a person who is a party to a cellular service agreement with Seller and is reasonably current in paying its obligations to such Seller, provided that, with respect to persons who become such a party after the date hereof, (x) the credit worthiness of such persons shall have been determined on a basis consistent with Seller's past practices, and (y) the terms and conditions of the agreements entered into by such persons (including price terms), shall be no more favorable to such persons than comparable agreements entered into prior to the date hereof, except where more favorable terms and conditions are required to match the price offerings of Seller's competition;

                (iii) The Preliminary Acquisition Price shall be adjusted (increased or decreased) by a working capital adjustment (the "Working Capital Adjustment") based on the amount by which, as of the Closing Date, (x) the Purchased Assets which are current assets of the Business are less than or greater than (y) the Assumed Liabilities which are current liabilities of the Business, determined in accordance with the Closing Date Balance Sheet (as hereinafter defined); provided, however, that intercompany account balances with Horizon Cellular Telephone Company of Spalding, L.P., an affiliate of Seller, shall be disregarded in the calculation of the Working Capital Adjustment. Attached hereto as Schedule 2.4(a)(iii) is a statement setting forth the calculation of the net working capital position of Seller as of the Balance Sheet Date, utilizing those categories of Seller's current assets and current liabilities accounts and the methods of calculation to be utilized for purposes of making the determination required by this subsection.

             (b) The initial adjustments to the Preliminary Acquisition Price will be made at the Closing based upon a good faith estimate by Seller of the dollar amounts of such adjustments (the "Initial Adjustments Amount") taking account of all provisions establishing the basis for calculating such adjustment set forth herein, such estimate to be delivered in reasonable detail by Seller to Purchaser upon completion of the Inventory physical audit described in subsection (d) below.

             (c) As promptly as practicable after the Closing Date (but in no event later than ninety (90) days thereafter) Purchaser shall prepare and deliver to Seller for its review and comment (i) a balance sheet dated as of the opening of business on the Closing Date (the "Closing Date Balance Sheet") and (ii) an accompanying closing statement (the "Closing Statement") reasonably detailing as of the opening of business on the Closing Date Purchaser's determination of each element of the Acquisition Price Adjustment. The Closing Date Balance Sheet shall be prepared in accordance with GAAP and consistent with past practices of Seller and its affiliates and shall reflect all accruals and adjustments which would be made if the Closing Date Balance Sheet were an audited year-end balance sheet of Seller, except that with respect to the accounts which are subject to the Working Capital Adjustment, the accounting and/or practices contemplated by subsection (d) below shall prevail in the event of any inconsistency therewith. If Seller objects to any amounts reflected on the Closing Date Balance Sheet or the Closing Statement, Seller must, within fifteen (15) business days after Seller's receipt of the Closing Date Balance Sheet and Closing Statement, give written notice (the "Notice") to Purchaser specifying in reasonable detail Seller's objections, or Purchaser's determination of the Acquisition Price Adjustment shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the fifteen (15) business day period (the "Resolution Period") after the date of Purchaser's receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to Arthur Andersen & Co. (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within forty-five (45) days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party who, in the Independent Accountant's determination, submitted a disputed amount that differs more significantly from the amount finally determined by the Independent Accountant. From and after the Closing Date, Purchaser will provide Seller upon reasonable notice with free and full access to the books, records and personnel of Purchaser with respect to the Business reasonably requested by Seller to assist Seller in its review of the Closing Date Balance Sheet and the Closing Statement prepared by Purchaser.

             (d) For purposes of the Working Capital Adjustment (both the preliminary adjustment contemplated in subsection (b) above and the final adjustment contemplated in subsection (c) above):

                (i) there shall be established reserves for collectability of accounts receivable based upon the age of such receivables as follows: 2.5% for receivables which are current to less than or equal to 30 days past due; 15% for receivables between 31 and 60 days past due;

50% for receivables between 61 and 90 days past due; and 100% for receivables more than 90 days past due; and

                (ii) a physical audit of the Inventory will be taken by representatives of Seller and Purchaser during the weekend prior to Closing, the results of which shall be final and binding upon the parties for purposes of determining the number and type of Inventory items, as it relates to the calculation of the Working Capital Adjustment.

             (e) If the Acquisition Price Adjustment (as finally determined in accordance with the provisions set forth above) less the Initial Adjustments Amount is a positive (negative) amount, then, within five (5) business days after such final determination, Purchaser (Seller) shall pay to Seller (Purchaser) such amount in immediately available funds, plus interest on such amount from the Closing Date until such date of payment at the rate of eight percent (8%) per annum.

             (f) The limitations imposed by Section 11.5 shall not apply with respect to the determination or payment of the Acquisition Price Adjustment.

         2.5 Allocation of Acquisition Price.  On the Closing Date,
Purchaser and Seller shall mutually agree in writing (to be delivered and executed by the parties at Closing) upon the allocation of the Acquisition Price among the Purchased Assets. Such allocation shall be adjusted as necessary in connection with the final determination of the Acquisition Price Adjustment. The parties agree that such allocation shall be made based upon the relative fair market values of the Purchased Assets as of the Closing Date conforming with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that Purchaser and Seller cannot mutually agree at Closing as to the allocation of the Acquisition Price, the Independent Accountant will be engaged to determine the allocation. Purchaser and Seller shall bear equally the cost for such firm to determine the allocation. The parties agree to file with their respective federal income tax returns for the tax year in which the Closing occurs IRS Form 8594 containing the information agreed upon by the parties pursuant to this Section 2.5.
Seller and Purchaser agree not to assert for income tax purposes (including in connection with any tax return, tax audit or similar proceeding) any allocation of the Acquisition Price that differs from that determined pursuant to this section and contained in IRS Form 8594.

         2.6 The Closing. Unless this Agreement shall have been earlier terminated in accordance with the terms hereof, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Kleinbard, Bell & Brecker, 1900 Market Street, Philadelphia, Pennsylvania 19103, on the tenth (10th) business day after receipt of the Regulatory Approvals (as hereinafter defined) and such approvals have become Final Orders in accordance with Section 5.7, or at such other place or on such other date as Purchaser and Seller may agree in writing. The date on which the Closing shall occur is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date.

         2.7 Closing Costs; Transfer Taxes and Fees. Purchaser and Seller shall share equally the expense of (i) any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, (ii) any fees and costs of recording or filing all applicable conveyancing instruments described in Section 8.1(a) or otherwise.

     3.  Representations and Warranties of Seller.   Seller represents and
warrants to Purchaser that:

         3.1 Organizational Status. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite partnership power and authority to own, lease and operate its assets, properties, and its Business, and to carry on its Business as now being conducted. Seller has heretofore made available to Purchaser a true, complete and correct copy of its agreement of limited partnership, amended as to date. Seller does not have any subsidiaries or any equity interest, directly or indirectly, in any other business.

         3.2 Qualification. Seller is duly qualified to do business and is in good standing as a foreign limited partnership in Georgia, and in all other jurisdictions where the properties or assets owned, leased or operated by it, or the conduct of the Business, requires such qualification except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All such jurisdictions are listed on Schedule 3.2.

         3.3 Authorization; No Conflict. Seller has the full legal right and all partnership power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by Seller hereunder when executed and delivered by Seller will constitute, the valid and binding obligation of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Neither the execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by Seller nor the consummation of the transactions contemplated hereby and thereby by Seller will (i) violate any provision of Seller's certificate of limited partnership or partnership agreement, (ii) violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Seller is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that in the aggregate would not reasonably be expected to have a Material Adverse Effect, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Seller, or the assets, properties or Business of Seller are bound and, other than as contemplated by this Agreement, no legal action requesting any such relief is pending or, to the knowledge of Seller, threatened, (iv) violate in any respect any statute, law or regulation, excluding in any case such violations that would not reasonably be expected to have a Material Adverse Effect, or (v) violate or cause any revocation of or limitation on any Permit (A) that is necessary to the lawful conduct of the Business or (B) the violation, revocation or limitation of which would reasonably be expected to have a Material Adverse Effect.

         3.4 Books of Account; Financial Statements.

             (a) The books of account and related records of Seller fairly reflect in reasonable detail Seller s assets, liabilities and transactions.

             (b) Seller has delivered to Purchaser copies of each of the audited annual financial statements of Horizon Cellular Telephone Company, L.P. ("Horizon") as of December 31, 1994 and 1993 and for the years then ended listed on Schedule 3.4(b) (collectively, the "Audited Financial Statements"). The Audited Financial Statements (i) fairly present the financial condition of Horizon as of such dates and the results of its operations and changes in its cash flows for the periods covered thereby, (ii) are true, correct and complete; and (iii) were prepared from the books and records of Horizon (including the books and records of Seller) in accordance with GAAP. Seller has also delivered to Purchaser copies of Seller's unaudited financial statements as of December 31, 1995 and December 31, 1994 and for the periods then ended listed on Schedule 3.4(b) (the "Unaudited Financial Statements"). The Unaudited Financial Statements (i) fairly present the financial condition of Seller as of such dates and the results of its operations for the periods covered thereby and (ii) were prepared in accordance with GAAP (subject to year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements), which adjustments, footnotes, and presentation items, if prepared as required for audited financial statements, would not reveal any fact or condition materially adverse to the financial condition or results of operations of Seller as presented in such Unaudited Financial Statements). As used in this Agreement, "Current Balance Sheet" means the balance sheet dated as of December 31, 1995 contained in the Unaudited Financial Statements and "Balance Sheet Date" means December 31, 1995.

         3.5 Compliance with Laws. Seller is in, and has operated in, compliance in all respects with all applicable federal (including the Communications Act of 1934, as amended, and the rules, regulations, orders, policies and procedures of the FCC promulgated thereunder (the "Communications Act")), state and local laws, regulations and ordinances and any applicable requirements of any governmental or regulatory body, court or arbitrator affecting its Business or its assets or the conduct of the Business and has not failed to obtain or adhere to the requirements of any license, permit or authorization necessary to the ownership of the System or the conduct of the Business, except for noncompliances or failures to obtain or adhere that individually or in the aggregate has not and would not reasonably be expected to have a Material Adverse Effect upon Seller, the Purchased Assets or the Business.

         3.6 Permits; FCC Licenses.

             (a) Except for those Permits the absence of which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect and which may be readily obtained without a cost which, individually or in the aggregate, is material, the Permits are the only licenses, permits, certificates of occupancy, franchises, registrations, certificates of public convenience and necessity, approvals of operating rights necessary to the ownership of the Purchased Assets, the operation of the System as now operated, and the conduct the Business. Such Permits are in full force and effect, and are unimpaired by any acts or omissions of Seller.

             (b) No officer or employee of, or consultant to, Seller or any affiliate of Seller, or any other person, firm or corporation or, to Seller's knowledge, any former employee of, or consultant to, Seller or any affiliate of Seller, owns or has any proprietary, financial or other interest (direct or indirect) in the Purchased Assets, including the Permits. Seller has not failed to adhere to the requirements of any Permit, except where the failure to so adhere would not reasonably be expected to have a Material Adverse Effect on the Purchased Assets or Business.

             (c) Seller applied for and obtained the FCC Licenses in compliance with the Communications Act, and Seller is, and on the Closing Date will be, the exclusive holder of the FCC Licenses. The consents of the FCC to the assignment or transfer of control of the FCC Licenses to Seller have been granted by Final Order (as hereinafter defined). A list of the FCC Licenses is set forth on Schedule 3.6(c). The FCC Licenses are in full force and effect. The SIU map included on Schedule 3.6(c) provides a true, accurate and complete description of the cellular geographic service area of Seller in the RSA. Also attached as part of Schedule 3.6(c) is a true and complete copy of an unserved area application filed by Seller with respect to the RSA. There are no existing or, to Seller's knowledge, threatened proceedings by or before the FCC that could reasonably be expected to result in the revocation, cancellation, suspension, or material adverse modification of the FCC Licenses, except for proceedings that affect the cellular industry generally. Subject to obtaining the Regulatory Approvals, Seller will transfer to Purchaser at Closing all of Seller's right, title and interest in and to the FCC Licenses free and clear of any lien or other encumbrance other than Permitted Encumbrances.

             (d) A "Final Order", as used in this Agreement, means an action by the FCC (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending, and (iii) as to which the deadline, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's own motion have expired.

         3.7 Litigation.

             (a) Except for legal or administrative proceedings affecting the cellular telephone industry generally, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of Seller, threatened against Seller or any Horizon Corporate Controlled Affiliate, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Assets, the Business, or the financial condition of Seller. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

             (b) Schedule 3.7(b) lists all civil fines, penalties, and any orders, writs, judgments, injunctions, decrees, determinations, or other awards of any courts, governmental agencies or other governmental authorities, which have been imposed or levied against Seller, or which Seller or any of the Purchased Assets has become subject to, from the date of formation of Seller, to the date hereof.

         3.8 Title; Real Property.

             (a) Except as set forth on Schedule 3.8(a), Seller has good, valid and marketable title, free and clear of all liens and other encumbrances other than Permitted Encumbrances, to all of its properties and assets, real, personal and mixed, which would be included in the Purchased Assets if the Closing took place on the date hereof, which it purports to own, including all properties and assets reflected in the Current Balance Sheet and not sold since the date thereof in the ordinary course of the Business consistent with past practices. At Closing, Seller will transfer to Purchaser good and marketable title to the Owned Real Property free and clear of all liens or other encumbrances other than Permitted Encumbrances.

             (b) Schedule 3.8(b) lists all real property and interests in real property owned, leased or otherwise held by Seller in the conduct of the Business or upon which the Purchased Assets are located, specifying which are owned and which are leased and, with respect to the leased property, specifying the identity of the lessor. There have been made available to Purchaser true and complete copies of all Real Property Leases. All of the Real Property Leases are valid, in full force and effect and binding upon Seller, and to Seller's knowledge, the other parties thereto, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Seller is not in default under any of them, nor does any condition exist that, with notice or lapse of time or both, would constitute such a default, excluding in any case such defaults that would not reasonably be expected to have a Material Adverse Effect.

         3.9 Personal Property Leases.  Set forth on Schedule 3.9 is a list of
(i) all material Personal Property Leases (which leases account for $10,000 or more annually in business with Seller and which do not extend for a term longer than five (5) years), and (ii) all Personal

Property Leases, without regard to materiality, that are not of the type ordinarily entered into in the conduct of a business similar to that of the Business, copies of which have been previously made available to Purchaser. Each Personal Property Lease is valid, binding and enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Seller is not in default of any Personal Property Lease nor, to Seller's knowledge, has any event occurred that constitutes, or with notice or lapse of time or both may constitute, a default under any Personal Property Lease, excluding in any case such defaults that would not reasonably be expected to have a Material Adverse Effect.

         3.10 Contracts and Other Agreements.

             (a) Except as listed on Schedule 3.10, Seller is not a party to any contract, whether oral or written, which is or involves:

                (i) receipt or payment after date hereof by Seller of more than $25,000 annually;

                (ii) receipt or payment after the date hereof by Seller of more than $10,000 annually (but less than $25,000 annually) that is not terminable by Seller on ninety (90) or fewer days' notice at any time without penalty;

                (iii) any Contract with any present or former employee or consultant (or any entity owned or controlled thereby) or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

                (iv) any Contract with any labor union or other representative of employees;

                (v) a commission, representative, distributorship or sales agency agreement, contract or commitment (with any requirement that Seller pay any residuals under any such arrangement noted on such Schedule);

                (vi) a conditional sale or lease under which Seller is either purchaser or lessee relating to the Purchased Assets or any property at which the Purchased Assets are located;

                (vii) a note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other contracts or commitments for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

                (viii) an agreement, contract or commitment for any charitable or political contribution;

                (ix) an agreement, contract or commitment limiting or restraining Seller, any of its business or any successor thereto from engaging or competing in any manner or in any business;

                (x) a license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how which is owned or used by Seller in the conduct of the Business other than Seller's license agreement with CellularOne Group or relating to commercial word-processing, spreadsheet and similar personal computer software used by Seller's employees;

                (xi) all interconnect agreements and contour extension agreements relating to the operation of the System or the conduct of the Business; or

                (xii) other agreements, contracts or commitments not made in the ordinary course of the Business consistent with past practice.

             (b) Set forth on Schedule 3.10 is a true and complete copy of all forms of contract to provide cellular service to customers used by Seller since August 1994.

             (c) There have been made available to Purchaser true and complete copies of all of the contracts and other agreements set forth on
Schedule 3.10. Except as disclosed on Schedule 3.10, all Contracts (including those not required to be listed thereon or any other Schedule hereto because of the value of such Contract) are valid, in full force and effect, binding upon Seller and, to Seller's knowledge, the other parties thereto and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Neither Seller nor, to Seller's knowledge, any other party thereto, is in default under any of them, nor, to Seller's knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default,excluding in any case such defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

             (d) Seller has no knowledge of any supplier of the Business or party to any roaming contract, interconnect agreement, or other agreement (which supplier or party accounts for $10,000 or more annually in business with Seller) which intends to cancel or otherwise modify other than in the ordinary course of business its relationship with Seller or the Business or to decrease significantly or limit its purchases, services, supplies or materials from or to Seller or the Business.

         3.11 Consents.    Except for (i) the Required Consents separately
identified on Schedule 3.11, (ii) a Final Order of the FCC to the assignment of the FCC Licenses from Seller to Purchaser, and (iii) the expiration of the waiting period under the HSR Act no consent, approval or authorization of, or registration or filing with any person is required by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Required Consents identified on Schedule
3.11 are segregated into two groups: (A) those designated by the parties as necessary for consummation of the transactions contemplated herein ("Material Consents") and (B) all other Required Consents.

         3.12 Condition of Tangible Assets; General Lien.

             (a) All buildings, structures, facilities, equipment and other items of tangible property and assets (excluding Inventory) which would be included in the Purchased Assets if the Closing took place on the date hereof are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of the Business consistent with past practice and are fit for their intended purpose, and conform in all respects to all applicable laws, ordinances, codes, rules, regulations and Permits relating to their construction, use and operation, the failure of which would not be reasonably expected to have a Material Adverse Effect.

             (b) Notwithstanding anything to the contrary contained herein or otherwise, Seller confirms that its assets are generally subject to a security interest that has been granted by Seller and its affiliates to Citicorp North America, as collateral agent ("Lender"), which security interest will be released promptly following Closing upon payment to Lender of certain amounts owed thereto. Seller will at Closing convey to Purchaser good and marketable title to all Purchased Assets, in each case free and clear of any lien or other encumbrance other than Permitted Encumbrances subject to the recording promptly after Closing of the releases to be delivered by Lender upon payment thereto.

         3.13 Taxes.

             (a) Except as set forth in Schedule 3.13(a), Seller has duly and timely filed all tax returns required to be filed by it for all periods through and including the date hereof in accordance with the provisions of law pertaining thereto, Seller further certifies that a Georgia composite return will be filed and that the tax will be paid on behalf of the nonresident partners pursuant to O.C.G.A. Sec 48-7-128 and Seller has paid all taxes and assessments (including income, withholding, excise, unemployment, social security, occupation, transfer, franchise, property, value-added taxes, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) (such taxes, assessments and other amounts collectively referred to herein as "Taxes") required to have been paid to date and required to be paid for all periods through and including the date hereof, including any amount that may become due pursuant to any assessment, deficiency notice, 30-day letter or similar notice. Seller will obtain final tax clearance certificates from all state taxing authorities as soon as practical after the Closing Date and will provide a "preliminary" tax clearance certificate in order to limit sales tax withholding to the unpaid period based on an average monthly liability pursuant to O.C.G.A. 48-8-46. All such filed Tax returns are true, complete and correct.


             (b) There does not exist and will not exist by virtue of Seller s conduct of the Business through the Closing, or by virtue of the transactions contemplated by this Agreement, any liability, transferee or otherwise, for Taxes which may be asserted by any taxing authority against Purchaser or the Purchased Assets, and no lien or other obligation for Taxes has attached or will attach to any of the Purchased Assets. There are not pending or, to Seller s knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes.

             (c) Seller has not waived any statute of limitation in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency; with respect to Seller, no claim has ever been made by an authority in any jurisdiction in which Seller does not file Tax returns that it is or may be subject to taxation by that jurisdiction; Seller has withheld and paid over all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, partner or other third party.

         3.14 Environmental Matters. (i) No releases (as defined in CERCLA, which is defined below) of Hazardous Materials have occurred, during Seller's ownership or occupancy, at or from the Real Property or, to Seller's knowledge, during the ownership or occupancy of any of Seller's predecessors; (ii) there are no past, pending, or, to Seller s knowledge, threatened Environmental Claims against Seller concerning the Real Property; (iii) there are no underground storage tanks owned by Seller or located at any facility owned or operated by Seller within the Real Property; (iv) no environmental audits or assessments have been conducted at any Real Property sites, either by Seller or any attorney, environmental consultant or engineer engaged by Seller or, to Seller's knowledge, by any other person, except for such audits or assessments as are listed on Schedule 3.14, true and complete copies of which have been previously delivered to Purchaser by Seller; and (v) Seller has not released any other person from any claim under any Environmental Law or waived any rights concerning any environmental condition except as provided under the Acquisition Agreement.

     As used herein:

         "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by: (i) a governmental authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law; or (ii) a third party seeking damages for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility of Seller, including Seller s employees seeking damages for exposure to Hazardous Materials;

         "Environmental Laws" means all federal, state, and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment and/or the handling, use, generation, treatment, storage, transportation, or disposal of Hazardous Materials;

         "Environmental Permit" means all permits, licenses, approvals, authorizations, or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law; and

         "Hazardous Material" means any hazardous or toxic substance, material or waste which is regulated as of the date hereof by any state or local governmental authority or the United States, including any material or substance that is: (i) defined as a "hazardous substance" under applicable state law; (ii) petroleum; (iii)ambient friable asbestos; (iv) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321); (v) defined as a "hazardous waste" pursuant to
     Section 1004 of the federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903); (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"; 42 U.S.C. Section
     9601); (vii) defined as a "regulated substance" pursuant to Section 9001 of the federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6991); or (viii) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Section 136, et seq.

         3.15 Inventory. Except for Inventory which is obsolete or non-saleable and for which adequate reserves have been provided for in the Current Balance Sheet or will be provided for in the Closing Date Balance Sheet, as the case maybe, all of the Inventory, whether held for rental, resale or for use as spare parts, is, as of the date hereof, and will be, as of the Closing substantially of a quality, quantity and condition, usable, leasable or salable in the ordinary course of the Business within the time periods consistent with the past experience of Seller. Inventories are, and at the Closing will be valued at the lower of cost or market.

         3.16 Receivables. All of the Receivables represent amounts receivable for services and merchandise actually provided or delivered in bona fide transactions (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are to Seller's knowledge, not subject to any counterclaims or offsets, and have been billed or are billable. The reserve for bad debt on the Current Balance Sheet has been determined in accordance with GAAP. Schedule 3.16 sets forth (a) the total amounts of Receivables of the Seller as of the Balance Sheet Date and (b) the aging of such Receivables based on the following Schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, for the due date thereof.

         3.17 Existing Condition. Except as disclosed on Schedule 3.17, since the Balance Sheet Date, Seller, with respect to the operation of the Business, has not:

             (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of the Business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or would reasonably be expected to cause any material damage or risk of material loss to it or any of its material assets or properties;

             (b) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Balance Sheet Date or on any date since then, except in the ordinary course of the Business consistent with past practice;

             (c) other than in favor of the Lender, created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Purchased Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Encumbrances;

             (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease under which it is lessee or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business, except for any amendment, termination, cancellation, modification or waiver which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

             (e) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $25,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

             (f)    suffered any Material Adverse Change;

             (g) received notice or had actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or would reasonably be expected to have a Material Adverse Effect on its business, operations, assets, properties or prospects;

             (h) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loaned any money or assets to any of its employees, or made any increase in, or any addition to, other benefits to which any of its employees may be entitled other than in the ordinary of Business;

             (i) changed any of the accounting principles followed by it or the methods of applying such principles; or

             (j) entered into any transaction not described above other than in the ordinary course of the Business consistent with past practice.

         3.18 Intentionally Omitted.




         3.19 Labor Relations. Except as disclosed on Schedule 3.19: (a) to Seller's knowledge, the relations of Seller with its employees are good; (b) no employee of Seller is represented by any union or other labor organization; (c) there is no unfair labor practice complaint against Seller pending or, to Seller's knowledge, threatened before the National Labor Relations Board; (d) there is no labor strike, dispute, slow down or stoppage actually pending or, to the knowledge of Seller, threatened against or involving Seller; (e) to Seller's knowledge, no grievance which might have an adverse affect on Seller or the conduct of the Business is pending; (f) no private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities; (g) Seller has not, since its formation, experienced any work stoppage or other labor difficulty or committed any unfair labor practice; (h) no organizational effort is being made or is threatened by or on behalf of any labor union with respect to employees of Seller and (i) to Seller's knowledge, Seller has made no representations to its employees that Purchaser will extend offers of employment to any of Seller's employees.

         3.20 Transactions with Related Parties. Except as disclosed on
Schedule 3.20 , no Related Party: (a) has borrowed money from or loaned money to Seller; (b) has any contractual or other claims, express or implied, of any kind whatsoever against Seller except for reimbursement for travel and other out-of-pocket expenses incurred by employees in the ordinary course of business; (c) has any interest in any property or assets used by Seller in the Business; or (d) is engaged in any other transaction with Seller (other than employment relationships disclosed in Schedule 3.21). For purposes of this Agreement, a "Related Party" means any employee of Seller, any Executive Officer, or any family member of any such employee or Executive Officer.

         3.21 Compensation Arrangements and other Employee Matters.  Schedule
3.21 sets forth the following information: the names, job title, and current annual salary, including bonus, if applicable, of all present employees of Seller, together with a statement of the full amount of all remuneration paid by Seller to each such person during 1995.

         3.22 Insolvency. Seller is not the subject of any existing, pending or, to Seller's knowledge, threatened insolvency or bankruptcy proceedings. The consummation of the transactions contemplated by this Agreement will not render Seller insolvent.

         3.23 Insurance. Seller has previously delivered true and complete copies of its insurance policies, together with a loss history under such policies (as well as any other similar policies not now in force) from the date of formation of Seller to the present. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received. The coverages provided by such policies are reasonable, both in scope and amount, in light of the risks attendant to the Business of Seller. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance since Seller's formation on the basis of any condition, physical or otherwise, of any of the Purchased Assets.

         3.24 No Third Party Options. Except for this Agreement, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Purchased Assets other than the sale of Inventory or services in the ordinary course of business.

         3.25 Employee Benefit Plans.

             (a) Schedule 3.25 contains a complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, sponsored, maintained or contributed to by Seller. For the purposes hereof, the term "employee benefit plan" includes all plans, funds and programs providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid to the employees substantially concurrently with the performance of the services for which paid.

             (b) Except as set forth on Schedule 3.25, Seller does not sponsor, maintain or have any outstanding liabilities with respect to, and is not required, either by law or contract, to contribute to any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), nor any employee pensions benefit plans within the meaning of Section 3(2) of ERISA or any multi-employer plan within the meaning of Section 3(37) of ERISA. Except as may be required by applicable law, no employee benefit plan discussed on Schedule 3.25 provides for the continuation of employer-paid health or life insurance coverage beyond the termination of an employee's employment with Seller.

             (c) All contributions required by law or contract to be made to fund the employee benefit plans for any plan year, or other period on the basis of which contributions are required ending before the date hereof, have been made as of the date hereof or have adequately been provided for in the Financial Statements.

             (d) The employee benefit plans, and any trusts or insurance contracts maintained in connection therewith, have been administered in compliance with ERISA and the Code, in all material respects, and Seller has complied in all material respects with all reporting and disclosure requirements with respect to such plans.

             (e) Seller has furnished to Purchaser a copy of each handbook or other document summarizing (i) employee benefit plans or (ii) general internal policies applicable to its employees, which Seller may have furnished to all or any of its employees. A list of any such handbooks or other documents so furnished is included in Schedule 3.25.

         3.26 Maintenance of Personal Property. Seller has maintained the Personal Property in accordance with all warranties provided by the vendors or manufacturers thereof.

         3.27 Subscriber Accounts. Schedule 3.27 hereto sets forth a list as of March 15, 1996 of Seller s subscriber accounts (by telephone number), indicating whether such accounts are any of the following: active, suspended, employee, demo, loaners or rentals.

         3.28 Absence of Undisclosed Liabilities. Seller has no liabilities or obligations with respect to the Purchased Assets or the Business, either direct or indirect, matured or unmatured, or absolute, contingent or other, except:

             (a) those liabilities or obligations set forth on the Current Balance Sheet and not heretofore paid or discharged;

             (b) liabilities arising in the ordinary course of the Business consistent with past practice under the Contracts which (i) are disclosed on Schedule 3.8(b), 3.9 or 3.10 or (ii) were entered into in the ordinary course of business containing customary terms and provisions and which were not required to be disclosed in Schedules 3.9 or 3.10 because of the amount thereof; and

             (c) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of the Business since the Balance Sheet Date, which in the aggregate are not material.

     For purposes of this Section 3.28, the term "liabilities" shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         3.29 Intellectual Property. Seller lawfully possesses, and the Purchased Assets will include, all intellectual property rights that are necessary to the conduct of the Business, the absence of any such rights which would not reasonably be expected to have a Material Adverse Effect except for rights with respect to "CellularOne" trademarks and trade names.

  4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

         4.1 Organizational Status. Purchaser is a general partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties, and its business, and to carry on its business as now being and as heretofore conducted.

         4.2 Qualification. Purchaser is duly qualified to do business and is in good standing in all jurisdictions where such qualification is required except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

         4.3 Authorization; No Conflict. Purchaser has the full legal right and all power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by Purchaser hereunder when executed and delivered by Purchaser will constitute, the valid and binding obligation of Purchaser, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. The execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser will not (i) violate any provision of Purchaser's Partnership Agreement, (ii) to Purchaser's knowledge, violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Purchaser is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder,
(iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Purchaser, or the assets, properties or business of Purchaser are bound, (iv) to Purchaser's knowledge, violate in any respect any statute, law or regulation, excluding in any case such violations that would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder, (v) violate or cause any revocation of or limitation on any permit
(A) that is necessary to the lawful conduct of Purchaser's business and (B) the violation, revocation or limitation of which could reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

         4.4 Compliance with Laws. To Purchaser's knowledge, Purchaser is in, and has operated in, compliance in all material respects with all applicable federal (including the Communications Act), state and local laws, regulations and ordinances and any applicable requirements of any governmental or regulatory body, court or arbitrator affecting its business or its assets, except for noncompliance that has not and would not reasonably be expected to have a material adverse effect on Purchaser's ability to perform its obligations hereunder.

         4.5 Litigation. There is (i) no suit, action or claim, (ii) no investigation or inquiry by any administrative agency or governmental body, and
(iii) no legal, administrative or arbitration proceeding pending or, to Purchaser s knowledge, threatened against Purchaser which seeks to terminate or modify or which might affect this Agreement or the consummation of the transactions contemplated herein.

         4.6 Consents. Except for (i) the consent of the FCC to the assignment of the FCC Licenses from Seller to Purchaser, (ii) the expiration of the waiting period under the HSR Act, and (iii) the consent of such other governmental or regulatory body or third parties as are separately identified on Schedule 4.6, no approval, consent or authorization of, or registration or filing with any person is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.7 FCC Matters. Purchaser is fully qualified under the Communications Act to be an FCC licensee and to be approved as the assignee of the FCC Licenses. Purchaser knows of no reason why the FCC will not grant its consent to the assignment of the FCC Licenses from Seller to Purchaser.

     5. Pre-Closing Covenants of Seller and Purchaser. Seller and Purchaser covenant and agree with the other as follows:

         5.1 Continuance of Business. From the date hereof until the Closing Date (or the earlier termination hereof), Seller agrees that unless otherwise consented to in writing by Purchaser, which consent will not be unreasonably withheld, conditioned or delayed:

             (a) the Business shall be conducted by Seller in the ordinary course consistent with past practice and Seller shall continue to operate the Business in the public interest, convenience and necessity and in compliance with the Communications Act and the rules and regulations of the FCC and all other Permits and applicable laws, rules and regulations;

             (b) Seller shall not cause or permit to occur any of the events or occurrences described in Section 3.17 hereof;

             (c) Seller shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice;

             (d) Seller shall use all reasonable efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business;

             (e) Seller shall keep in full force and effect the insurance policies maintained by Seller on the Purchased Assets as of the date hereof (or policies providing substantially the same coverage);

             (f) Seller shall take all action necessary to comply with and maintain all material Permits of Seller used or held in connection with the conduct of the Business, and otherwise preserve its rights to provide public cellular telecommunications services throughout the RSA, and shall otherwise use commercially reasonable efforts to maintain in full force and effect all material patents, trademarks, patent and trademark applications and copyrights currently in effect and used in the conduct of the Business;

             (g) Seller shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business, or Seller s operations, assets or properties in respect thereof, the noncompliance with which would reasonably be expected to have a Material Adverse Effect;

             (h) Seller shall promptly, upon its knowledge thereof, disclose to Purchaser any information contained in its representations and warranties, or Schedules hereto, which was not correct or complete on the date hereof or which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date, provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Schedules hereto, unless Purchaser shall have consented thereto in writing;

             (i) Seller shall use commercially reasonable efforts to conduct the Business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use commercially reasonable efforts to cause all of the conditions to the obligations of Purchaser under this Agreement to be satisfied on or prior to the Closing Date;

             (j) Seller shall not, directly or indirectly, sell or encumber all or any part of the Purchased Assets, other than in the ordinary course of the Business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Business or its properties or assets to any third party other than in the ordinary course of the Business consistent with past practice;

             (k) Seller shall cooperate with Purchaser in establishing network conversion and switching conversion arrangements and implementing other transitional arrangements as reasonably requested by Purchaser, provided that
(i) such arrangements are technically feasible in Seller's reasonable determination, (ii) such arrangements do not adversely interfere in any respect with Seller's conduct of the Business, (iii) such arrangements are permitted by any applicable real property lease, (iv) Purchaser pays directly any and all incremental costs, if any, associated with any such arrangements which have been approved by Purchaser, and (v) Purchaser shall indemnify, defend and hold harmless Seller and its affiliates from and against all Losses sustained by Seller or such affiliates as a result of any such installation or maintenance or the presence of such equipment at the real property.

             (l) Seller shall perform in all material respects all of Seller's obligations under all contracts and other agreements relating to the Business, including the discharge of all accounts payable of the Business in accordance with past practices, except when the amount thereof is being contested in good faith; and


             (m) not amend, terminate or waive any rights under any material Contracts or enter into any material Contracts relating to the Business, except in the ordinary course of business.

         5.2 Access; Due Diligence; Notice of Breach. Seller shall give to Purchaser's officers, employees, counsel, accountants and other representatives upon reasonable notice free and full access to and the right to inspect, all of the premises, properties, assets, records, contracts and other documents of or relating to Seller and of any Horizon Corporate Controlled Affiliate to the extent they relate to the Business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigations as Purchaser shall desire to make, provided that such investigations shall not unreasonably interfere with Seller s normal business operations. Furthermore, Seller shall furnish to Purchaser all such documents and copies of documents and records and information and copies of any working papers relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of its assets as Purchaser may request from time to time. Due diligence will be coordinated by Glenn Mayer for Purchaser and Bruce M. Hernandez or Stefan C. Karnavas for Seller and, without limiting Seller's obligations under the first sentence of this Section 5.2, all communications between Purchaser and any Seller employee must have been approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance by Bruce M. Hernandez or Stefan C. Karnavas; provided, however, that if Purchaser reasonably determines that it may require conversations of an ongoing nature with any employee of Seller, then Purchaser may, after seeking and obtaining approval (which approval will not be unreasonably withheld, conditioned or delayed) from either Steven Skinner, Bruce Hernandez or Stefan Karnavas (who will make themselves reasonably available for such purpose), participate in communications with any such employee without having to obtain further approval to speak with such employee regarding such ongoing matters. Purchaser agrees to provide Seller with prompt written notice if Purchaser determines that, based upon information provided to Purchaser or through its own investigation, Seller is in breach of any representation, warranty or covenant of Seller set forth in this Agreement. If this Agreement is terminated, Purchaser agrees to return or cause to be returned all such information provided to Purchaser or its representatives within five (5) days after the date of such termination.

         5.3 Non-solicitation. From the date hereof until this Agreement is terminated pursuant to Section 12 hereof, neither Seller, nor any other Horizon Corporate Controlled Affiliate, will directly or indirectly, sell, agree to sell, solicit inquiries or proposals or furnish any non-public information with respect to, or participate in any negotiations or discussions concerning any acquisition or purchase of, all or any of the partnership interests in Seller or Seller s rights to the Purchased Assets or any business combination with Seller.

         5.4 Certain Filings and Consents.

             (a) As soon as practicable after the date of this Agreement, Seller and Purchaser shall file no later than ten (10) business days after the date hereof (a) applications with the FCC for consent to the assignment of all of Seller s rights and interest in the FCC Licenses to Purchaser and such other applications as may be advisable in the reasonable judgment of the parties hereto, which applications will comply in all material respects with the requirements of the Communications Act and (b) applications, if any, for all consents and approvals of the GPSC and other regulatory consents and approvals necessary for the consummation of the transactions contemplated hereby. Seller and Purchaser shall diligently prosecute all such applications and take all such actions and give all such notice as may be required or requested by the FCC or any other regulatory agency or as may be appropriate in an effort to expedite the grant of such consent by the FCC or such regulatory agency.

             (b) Upon the execution of this Agreement, the parties shall cooperate in the filing with the Federal Trade Commission and the Department of Justice of the notices and information required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and will take all steps necessary or desirable to obtain the expeditious review of Purchaser s acquisition of the Purchased Assets by the Department of Justice and the Federal Trade Commission. Purchaser shall be responsible for preparing and making the filing and paying the filing and other fees associated with making the filing.

             (c) Seller shall use commercially reasonable efforts to obtain all Required Consents (including with respect to the Acquisition Agreement).

         5.5 Employees; Employee Compensation. Seller shall terminate the employment of each of its employees immediately prior to Closing. At least thirty (30) days prior to the Closing Date, Purchaser shall provide written notice to Seller identifying any employees of Seller to whom Purchaser intends
to extend offers of employment.   Purchaser and Seller shall consult regarding
communications with employees whom Purchaser does not intend to retain after the Closing so as to minimize any adverse impact on the Business or Purchased Assets. Upon the reasonable request of Purchaser, Seller shall use commercially reasonable efforts to minimize such impacts, including without limitation enforcing Seller's rights under any confidentiality or non-compete agreement with such employee provided that Purchaser shall promptly reimburse Seller for all litigation costs (including reasonable attorneys' fees) in connection therewith incurred by Seller at the direction of Purchaser. Nothing contained in this Agreement shall confer upon any such employee of Seller any right with respect to continued employment by Seller or Purchaser. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Purchaser if such employee is hired by Purchaser subsequent to the Closing or under any benefit plan that Purchaser may maintain.

         5.6 Public Disclosure. Except as and only to the extent required by applicable law in the reasonable opinion of a party's legal counsel, or as reasonably necessary to perform its obligations hereunder after prior consultation with the other party, neither Seller nor Purchaser will give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other party, which approval shall not be unreasonably withheld. Press releases issued by the parties after being provided to the other party on the date hereof shall be deemed to have been in compliance with this Section 5.6

         5.7 Regulatory Approvals. The parties agree that in order to consummate the transactions contemplated hereby, the FCC shall have given its consent to the assignment of the FCC Licenses from Seller to Purchaser and to the transactions contemplated hereby, and all other governmental bodies and regulatory agencies, including the GPSC shall have given all necessary consents and approvals to the transactions contemplated hereby (collectively, the "Regulatory Approvals"), in all cases free of any special conditions or obligations adverse to Purchaser (other than any such conditions or obligations that are imposed due to the status, identity or actions of Purchaser or any of its affiliates) and the consents of the FCC and such other agencies and bodies shall have become Final Orders.

         5.8 Environmental Surveys, Remediation.

             (a) Within 21 days after signing this Agreement, Purchaser may conduct a Phase I Environmental Survey, within the meaning of CERCLA, upon reasonable notice and without interfering with the Business regarding all or any Real Property owned or leased by Seller, and, if based upon the results of any of such surveys, Purchaser shall deem it necessary in its reasonable discretion, Purchaser may, promptly upon receipt of the results of such Phase I survey, conduct one or more Phase II surveys. The costs for any Phase I, Phase II or other related surveys shall be borne solely by Purchaser. If the results of any survey conducted hereunder raise any environmental concerns which in Purchaser s reasonable opinion require remediation, Purchaser shall so advise Seller. Seller shall thereupon have the option of undertaking such remediation itself at its expense or relocating the affected cell site provided that the same coverage will be afforded in each party's reasonable determination (in which case the affected asset will be excluded from, and the new site and related assets shall be included in, the Purchased Assets and the Assumed Liabilities). If the foregoing remediation or relocation, as applicable, has not been completed by Closing, a portion of the Closing Cash Payment (representing the parties' reasonable estimation of the remaining remediation or relocation costs to be incurred) shall be delivered into escrow, subject to a mutually satisfactory escrow arrangement, pending completion of such remediation or relocation after Closing. Such payments shall not affect the amount of the Indemnification Escrow, nor be subject to Section 11.5.

             (b) Notwithstanding the foregoing, if it is estimated that the remediation costs will exceed $400,000, Seller may, at its option, elect not to undertake, or credit Purchaser for undertaking such remediation, and may instead elect to terminate this Agreement without further cost or obligation on the part of any party hereto.

             (c) Notwithstanding any other provision hereof, if any Phase I or Phase II uncovers an environmental condition of which Seller does not have knowledge on the date hereof and that due to Seller's then-gained knowledge of such condition, then comprises a breach of Seller's representations or warranties herein (which were qualified as to Seller's knowledge), Seller shall not have breached such a representation or warranty of this Agreement.

         5.9 Delivery of Financial Statements.

             (a) Seller shall deliver to Purchaser a copy of Horizon's audited financial statements as of December 31, 1995 (the "1995 Financial Statements"). The 1995 Financial Statements shall (i) fairly present the financial condition of Horizon as of such date and the results of its operations and changes in its cash flows for the period covered thereby, (ii) be true, complete and correct, and (iii) shall be prepared in accordance with GAAP.

             (b) Between the date hereof and the Closing Date, Seller shall deliver within 45 days after the end of each calendar month unaudited financial statements for Seller (consisting of a balance sheet and a statement of income) for such month and as of the interim period then ended (all such financial statements, the "Interim Financial Statements"). Such Interim

Financial Statements shall meet the requirements for Unaudited Financial Statements as set forth in Section 3.4.


         5.10 Restrictions on Certain Actions. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement, Purchaser will not in any manner, directly or indirectly, solicit, initiate, encourage or participate in applications, bids, purchases or negotiations with respect to the acquisition of any interest in an FCC license that, if consummated, would have the effect under the Communications Act of preventing or delaying Purchaser from consummating the acquisition of the Purchased Assets as contemplated by this Agreement.

         5.11 Casualty or Condemnation. If, after the date hereof but prior to the Closing Date, a material portion of the Purchased Assets is damaged, destroyed or lost by fire or other casualty, or if condemnation or eminent domain proceeding are proposed, threatened or commenced against a material portion of the Purchased Assets, Seller will promptly notify Purchaser of such event.

         5.12 Disclaimer of Other Representations and Warranties. Purchaser acknowledges and agrees that Seller does not make, and has not made, any representations or warranties relating to Seller, the Business or the Purchased Assets other than the representations and warranties of Seller expressly set forth in this Agreement. Without limiting the generality of the disclaimer set forth in the preceding sentence, Seller does not make, and Seller, its officers, employees and agents have not made, and shall not be deemed to have made any representations or warranties in the Confidential Offering Memorandum dated September 1995, and any supplements or addenda thereto (collectively, the "Offering Memorandum") except for information contained on Exhibit II under the "Company Background" section therein concerning the partnership and corporate structure of Seller and its affiliates (and also including the fact that Horizon Corporate is the general partner of KCCGP, L.P.), any presentation relating to Seller, the Business or the Purchased Assets given in connection with the transactions contemplated by this Agreement, in any filing made by or on behalf of Seller with any governmental agency or in any other information provided to or made available to Purchaser, and no statement contained in the Offering Memorandum, made in any such presentation, made in any such filing or contained in any such other information shall be deemed to be a representation or warranty of Seller hereunder or otherwise. No person has been authorized by Seller to make any representation or warranty in respect of Seller, the Business or the Purchased Assets in connection with the transactions contemplated by this Agreement that is inconsistent with or in addition to the representations and warranties of Seller expressly set forth in this Agreement.

         5.13 Permits and FCC Licenses. As promptly as practicable after the date hereof, Seller shall obtain and deliver to Purchaser (i) a list of all Permits meeting the requirements of Section 3.6(a), and (ii) true and accurate copies of the FCC Licenses, which licenses shall be attached as Schedule 3.6(c), which licenses permit the System to be operated and the Business to be conducted as now operated and conducted, and which shall be free of any special conditions adverse to the holder of the license immediately prior to Closing. Seller shall diligently pursue the "unserved area" application referred to in Section 3.6.

         5.14 Disclosure Schedules.

             (a) As of the date of execution of this Agreement, Purchaser has had insufficient time to review fully the disclosure schedules that Seller has delivered to Purchaser hereunder ("Seller's Disclosure Schedules"). Accordingly, Purchaser shall have the opportunity until 5:00 p.m. on Monday, March 25, 1996 (the "Schedule Review Period") to review Seller's Disclosure Schedules. If, as a result of Purchaser's review, Purchaser determines that the information contained in Seller's Disclosure Schedules (or the additional due diligence materials delivered on March 20, 21 or 22, 1996) reveals facts or conditions that differ materially and adversely from the facts or conditions contained in the materials delivered prior to March 20, 1996 to Purchaser during its due diligence review of Seller, the Purchased Assets and the Business, then Purchaser may, in its reasonable discretion, elect to terminate this Agreement at any time prior to the expiration of the Schedule Review Period. If Purchaser does not so terminate this Agreement by the end of the Schedule Review Period, Purchaser shall have been deemed to have accepted Seller's Disclosure Schedules. The parties agree that time is of the essence with respect to the Schedule Review Period.

             (b) Seller agrees that prior to the expiration of the Schedule Review Period Purchaser may determine not to assume certain of the Contracts that are listed on Seller's Disclosure Schedules. Additionally, during such period, Purchaser may determine in its opinion that certain Required Consents are Material Consents and that Exhibit 2.4(a)(iii) is not prepared appropriately. Seller and Purchaser agree to negotiate in good faith with respect to the classification of consents as Required Consents or Material Consents and such Exhibit 2.4(a)(iii).

     6. Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by Purchaser (provided that if any condition shall not have been satisfied due to the violation by Purchaser or any of its affiliates of a covenant contained herein that is not cured after written notice from Seller, such condition shall be deemed to have been satisfied or waived by Purchaser):

         6.1 Regulatory Approvals; Required Consents. All Regulatory Approvals shall have been received in accordance with the provisions of Section 5.7, such Approvals shall have become Final Orders, and such Approvals shall not be subject to any terms, limitations, conditions or obligations that would impair the operation of the Business as it is currently conducted (other than any such terms, limitations, conditions or obligations that are imposed due to the status, identity or actions of Purchaser or any of its affiliates). All Consents shall have been received without the imposition on Purchaser or the Business of adverse terms, limitations, conditions or obligations.

         6.2 Premerger Notification Compliance. All requirements under the HSR Act and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised an objection to the transactions contemplated hereby.

         6.3 Representations and Warranties on Closing Date. All representations and warranties of Seller made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date. For purposes of this Section 6.3, the phrase "true and correct in all material respects" shall mean that the aggregate amount of Seller's breaches of representations and warranties does not exceed $750,000; provided that the following shall not constitute breaches by Seller of any representation or warranty contained herein: (i) inaccuracies resulting from changes specifically contemplated by this Agreement, (ii) inaccuracies resulting from changes that occur as a result of the operation of the Business in the ordinary course subsequent to the date hereof and not adversely affecting the Purchased Assets or the System prior to the Closing Date, (iii) representations that were made as of a specific date, and (iv) inaccuracies that have been waived in writing by Purchaser.

         6.4 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with and performed in all material respects unless waived in writing by Purchaser.

         6.5 No Material Adverse Change. There shall have been no material adverse change in the Business taken as a whole; provided, however, that neither (i) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, regulatory or otherwise) that adversely affect the markets where the System is operated or affect industries related to the telecommunications business generally (including proposed legislation or regulations by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally, nor (ii) any effects of competition (including competition resulting from personal communication services or the introduction of any new technological changes in the telecommunications industry), shallbe deemed to give rise to sucha material adverse change.

         6.6 Absence of Litigation. No suit, action or other proceeding, or injunction shall have been instituted before any court or governmental or regulatory body or authority (other than by Purchaser or any of its affiliates) or instituted or threatened by any governmental or regulatory body to prevent the transactions contemplated hereby or to obtain damages or other relief in respect thereof in an action, suit or other proceeding against Purchaser involving amounts in the aggregate of more than $500,000 which, in the reasonable judgment of Purchaser, may be legitimate.

         6.7 Escrow Agreement. Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         6.8 Certificate. Purchaser shall have received a certificate executed by an executive officer of Horizon Corporate, setting forth the Initial Adjustments Amount, and describing, in reasonable detail the basis for such adjustment.

         6.9 Subscriber Minimum. There shall have been on the last day of the month prior to the Closing Date a greater number of subscribers for the System (as determined in accordance with the definition of Subscriber in Section 2.4(a)(ii)) than the targeted catastrophic minimum number of subscribers for the System as of the month prior to Closing (as reflected on Schedule 2.4(a)(ii)).

         6.10 Closing Deliveries. Seller shall have delivered or caused to be delivered to Purchaser at Closing those items specified in Section 8.1.

     7. Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by Seller (provided that if any condition shall not have been satisfied due to the violation by Seller or any of its affiliates of a covenant contained herein that is not cured after written notice from Purchaser such condition shall be deemed to have been satisfied or waived by Seller):

         7.1 Regulatory Approvals. All Regulatory Approvals shall have been received in accordance with the provisions of Section 5.7.

         7.2 Premerger Notification Compliance. All requirements under the HSR Act and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised an objection to the transactions contemplated hereby.

         7.3 Representations and Warranties on Closing Date. All representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date. For purposes of this Section 7.3, the phrase "true and correct in all material respects" shall mean that the aggregate amount of Purchaser's breaches of representations and warranties does not exceed $750,000; provided that the following shall not constitute breaches by Purchaser of any representation or warranty contained herein: (i) inaccuracies resulting from changes specifically contemplated by this Agreement, (ii) inaccuracies resulting from changes that occur as a result of the operation of Purchaser's business in the ordinary course subsequent to the date hereof, (iii) representations that were made as of a specific date, and
(iv) inaccuracies that have been waived in writing by Seller.

         7.4 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with and performed in all material respects unless waived in writing by Seller.

         7.5 Absence of Litigation. No suit, action or other proceeding, or injunction shall have been instituted before any court or governmental or regulatory body or authority (other than by Seller or any of its affiliates) or instituted or threatened by any governmental or regulatory body to prevent the transactions contemplated hereby or to obtain damages or other relief in respect thereof in an action, suit or other proceeding against Seller involving amounts in the aggregate of more than $500,000 which, in the reasonable judgment of Seller, may be legitimate.

         7.6 Escrow Agreement. Purchaser and Escrow Agent shall have executed and delivered the Escrow Agreement.

         7.7 Closing Deliveries. Purchaser shall have delivered or caused to be delivered to Seller at Closing those items specified in Section 8.2.

     8. Deliveries at the Closing. The following deliveries shall be made at the Closing, each of which shall be conditional on completion of all the others and all of which shall be deemed to have taken place simultaneously:

         8.1 Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser all of the following:

             (a) all conveyances, deeds, assignments, bills of sale, and other appropriate conveyancing instruments transferring to Purchaser the Purchased Assets;

             (b) the opinions of Kleinbard, Bell & Brecker, corporate counsel to Seller, and Latham & Watkins, FCC counsel to Seller, in forms to be negotiated by the parties within ten (10) business days after the date hereof and attached hereto as Exhibits 8.1(b)(i) and 8.1(b)(ii), respectively;

             (c)    the Capital Expenditures Summary;

             (d) a certificate executed by an executive officer of Horizon confirming the matters contained in Sections 6.3 and 6.4;

             (e) a certificate of the secretary of Horizon Corporate attesting to (i) the resolutions adopted by the board of directors of Horizon Corporate duly authorizing the execution, delivery and performance of this Agreement by Seller and the execution and delivery by Seller of all instruments and documents contemplated hereby, and (ii) the signatures of the officers of Horizon Corporate who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

             (f) good standing certificates of Seller, KCCGP and Horizon Corporate from the Secretary of State of Delaware; and

             (g) the Material Consents in form and substance reasonably satisfactory to Purchaser.

         8.2 Purchaser's Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (or to any other person as directed by Seller in writing) all of the following:

             (a)    the Instrument of Assumption;

             (b) the Closing Cash Payment as adjusted by the Initial Adjustments Amount, if any;

             (c)    the Accretion Factor Payment;

             (d) the opinion of Morgan, Lewis & Bockius, counsel to Purchaser, in a form to be negotiated by the parties within ten (10) business days after the date hereof and attached hereto as Exhibit 8.2(d);

             (e) a certificate executed by an executive officer of Purchaser confirming the matters contained in Sections 7.3 and 7.4;

             (f)    a certificate of the secretary of Purchaser attesting to
(i) the resolutions adopted by the board of directors of Purchaser duly authorizing the execution, delivery and performance of this Agreement by Purchaser and the execution and delivery by Purchaser of all instruments and documents contemplated hereby, and (ii) the signatures of the officers of Purchaser who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

             (g) a good standing certificate of Purchaser from the Secretary of State of Delaware; and

             (h)    the Indemnification Escrow Amount to the Escrow Agent.

     9. Confidentiality. By execution of this Agreement, the parties hereto join in and agree to be bound by the terms and conditions of the Confidentiality Agreement dated October 12, 1995 between Horizon and Bell Atlantic/NYNEX Mobile, Inc.

     10. Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, Schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive for a period of one year after Closing. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

     11.     Indemnification.

         11.1 Obligation to Indemnify by Seller.  Subject to the terms of
Section 10, from and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Purchaser (and its affiliates, and their directors, officers, stockholders and employees), from and against all losses, Taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements (collectively, "Losses"), based upon (i) any breach of any representation or warranty of Seller contained in this Agreement, or (ii) any breach of any covenant or agreement of Seller contained in this Agreement, or (iii) any liability of Seller that is not an Assumed Liability.

         11.2 Obligation to Indemnify by Purchaser.  Subject to the terms of
Section 10, from and after the Closing Date, Purchaser agrees to indemnify, defend and hold harmless Seller (and its partners, affiliates, and their directors, officers, stockholders and employees) from and against all Losses based upon (i) any breach of any representation or warranty of Purchaser contained in this Agreement, or (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or (iii) any Assumed Liability.

         11.3 Procedures for Claims Between the Parties. If a claim (a "Claim") is to be made by the party claiming indemnification (the "Claimant") against the other party (the "Indemnifying Party"), the Claimant shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Claimant becomes aware of the facts, condition or event that gave rise to Losses for which indemnification is sought under this Section 11, provided that in no event shall such notice be effective if given after the date that is one year after the Closing Date. Following receipt of the Claim Notice from the Claimant, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the Claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period to the validity and amount of such Claim, the Indemnifying Party shall pay to the Claimant the amount of such Claim. If the Claimant and the Indemnifying Party do not agree within said period, the Claimant may seek appropriate legal remedy in accordance with the provisions of Section 14.1.

         11.4 Defense of Third-Party Actions. If any lawsuit or enforcement action (a "Third Party Action") is filed against a Claimant entitled to the benefit of indemnity hereunder, written notice thereof (the "Third-Party Action Notice") shall be given by the Claimant to the Indemnifying Party as promptly as practicable (and in any event within five (5) days after the service of the citation or summons or other manner of process), provided that in no event shall such notice be effective if given after the date that is one year after the Closing Date. After such notice, if the Indemnifying Party shall acknowledge in writing to the Claimant that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Third-Party Action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third-Party Action, (ii) to employ and engage attorneys of its choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, and (iii) to compromise or settle such Third-Party Action, which compromise or settlement shall be made only with the written consent of the Claimant (such consent not to be unreasonably withheld, conditioned or delayed) unless such compromise or settlement involves only the payment of money damages in the amount to be indemnified in full hereunder (after application of Section 11.5) and does not impose an injunction or other equitable relief upon the Claimant. If the Indemnifying Party fails to assume the defense of such Third-Party Action within fifteen (15) days after receipt of the Third-Party Action Notice, the Claimant will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Action; provided, however, that such Third-Party Action shall not be compromised or settled without the prior written consent of the Indemnifying Party, which consent (taking into account Purchaser's operation of the Business after the Closing Date) shall not be unreasonably withheld, conditioned or delayed. In the event the Claimant assumes the defense of the Third-Party Action, the Claimant will keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement.

         11.5 Limitations. The Indemnifying Party's obligations to indemnify the Claimant pursuant to this Section 11 shall be subject to the following limitations:

             (a) No indemnification shall be required to be made by the Indemnifying Party until the aggregate amount of the Claimant's Losses exceeds Two Hundred Twenty-Five Thousand Dollars ($225,000) (the "Deductible") and then indemnification shall only be required to be made by the Indemnifying Party to the extent of such Losses that exceed the Deductible.

             (b) No indemnification shall be required to be made by the Indemnifying Party for the amount of the Claimant's Losses that is in excess of Three Million Five Hundred Thousand Dollars ($3,500,000).

             (c) The indemnification obligation of an Indemnifying Party shall be reduced to the extent of eighty percent (80%) of any insurance proceeds received or receivable with respect to the indemnified matter hereunder. Additionally, the Claimant shall refund to the Indemnifying Party any amount of the Claimant's Losses that are subsequently recovered by the Claimant pursuant to a settlement or otherwise.

             (d) In no event shall the term "Losses" include any consequential, incidental, indirect or any loss or damage to Claimant, whether or not based upon events giving rise to indemnification hereunder, including claims brought by third parties in connection with any public offering or damages based on a multiple of earnings formula.

             (e) From and after the Closing Date, the indemnification rights contained in this Section 11 shall constitute the sole and exclusive remedies of the parties hereunder and shall supersede and displace all other rights that either party may have under statute or common law.

             (f)    In no event shall any of the limitations contained in this
Section 11.5 apply to (i) intentional or knowing misrepresentations, (ii) breaches of covenants or agreements, or

(iii) breaches of warranties to indemnify with respect to liabilities assumed or not assumed hereunder as described in Sections 11.1(iii) or 11.2(iii) or
(iv) the Acquisition Price Adjustment (collectively, the "Specified Indemnification Liabilities").

         11.6 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act," if applicable, or similar law of any or all of the states in which the Purchased Assets are situated or of any other state that may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Purchaser to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of this Section 11 hereof shall apply to any Losses of Purchaser arising out of or resulting from the failure of Seller or Purchaser to comply with any such laws.

     12.     Breaches and Defaults; Termination; Remedies.

         12.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have thirty (30) days from the receipt of such notice to cure such breach; provided, however, that if such breach is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach and such breach is then cured or reasonably curable, then the Breaching Party shall be afforded an additional twenty (20) days to cure such breach; provided, further, however, Purchaser shall have no opportunity to cure the breach of its obligation to deliver any required portion of the Acquisition Price to be delivered to Seller at Closing. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 12.2). This right of termination shall be in addition to, and not in lieu of, any legal remedies available to the Non-Breaching Party.

         12.2 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

             (a)    by mutual written agreement of the parties hereto;

             (b) by Purchaser, provided Purchaser is not then in breach of this Agreement, pursuant to a written notice to Seller, (i) if any one or more of the conditions to Purchaser's obligation to close has not been fulfilled in any material respect as of the Closing Date, (ii) subject to Section 12.1, if
(A) Seller has breached in any material respect any covenant or agreement contained in this Agreement or if (B) the condition specified in Section 6.3 shall be then not satisfied determined as if the date of termination were the Closing Date, or (iii) if the Closing shall not have taken place by the date that is twelve (12) months after the date of the execution of this Agreement (the "Outside Date") (unless any of the foregoing events shall have resulted primarily from Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement); and

             (c) by Seller, provided Seller is not then in breach of this Agreement, pursuant to a written notice to Purchaser, (i) if any one or more of the conditions to Seller's obligation to close has not been fulfilled in any material respect as of the Closing Date, (ii) subject to Section 12.1, if (A) Purchaser has breached in any material respect any covenant or agreement contained in this Agreement or if (B) the condition specified in Section 7.3 shall be then not satisfied determined as if the date of termination were the Closing Date, (iii) if the Closing shall not have taken place by the Outside Date, or (iv) in accordance with Section 5.8(b) (unless any of the foregoing events shall have resulted primarily from Seller's breach of any representation, warranty, covenant or agreement contained in this Agreement).

         12.3 Effect of Termination. In the event of any termination of this Agreement, all obligations of the parties hereto under this Agreement (except for the obligations contained in Sections 9, 14.1, 14.2 and 14.5) shall terminate as of such date of termination and this Agreement shall thereafter become void and be of no further force and effect, and upon such termination no party hereto shall be liable to the other party, except for damages and expenses (including attorneys', accounting and other professional fees and expenses) resulting from breaches of this Agreement prior to such termination.

     13. Post-Closing Matters.

         13.1 Employee Benefits. Seller and, if applicable, all Horizon Corporate Controlled Affiliates, shall pay directly to each employee of the Business that portion of all benefits (including the arrangements, plans and programs set forth in Schedule 3.25) which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and Purchaser shall assume no liability therefor. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller or any Horizon Corporate Controlled Affiliate (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Seller or any Horizon Corporate Controlled Affiliate therefor shall be paid by Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan. All employees of Seller who are employed by Purchaser on or after the Closing Date shall be new employees of Purchaser and any prior employment by Seller or any Horizon Corporate Controlled Affiliate of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Purchaser may make available to its employees.

         13.2 Non-Solicitation. For the two (2) year period from and after the Closing Date, neither Seller nor any of its affiliates (including all Horizon Corporate Controlled Affiliates) will directly or indirectly solicit any person engaged in the operation of the Business at the date hereof or thereafter.

         13.3 Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis (except if disputed in good faith), all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for the Assumed Liabilities) including any liabilities or obligations to employees, trade creditors and clients of the Business.

         13.4 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Purchased Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may reasonably request from time to time to evidence transfer of the Purchased Assets to Purchaser.

         13.5 Confidentiality Undertaking by Sellers and Horizon. From and after the consummation of the transactions contemplated hereby, neither Seller nor any Horizon Corporate Controlled Affiliate shall use or take any action whatsoever which would result in disclosure to any third party of any information about the Business or any information provided to Seller pursuant to Section 14.3, provided that none of such parties shall be required to maintain confidential any information beyond three (3) years from the date hereof or such information which: (a) is in the published literature or known to the public prior to the date hereof or becomes published in the literature or known to the public after the date hereof through no fault of such parties;
(b) is obtained from a third party which has the right to disclosure such information; or (c) is required by law to be disclosed.

         13.6 Transition Services. In the event that the Closing Date occurs prior to the closing date relating to the sale of the Georgia RSA# 6 System by Horizon Cellular Telephone Company of Spalding, L.P., an affiliate of Seller, Purchaser agrees for a period of up to six (6) months to provide billing services on behalf of the Georgia RSA# 6 market at a mutually agreed upon compensation to Purchaser for any such billing services provided; provided that
(i) such arrangements are feasible in Purchaser's reasonable determination,
(ii) such arrangements do not adversely interfere in any respect with Purchaser's conduct of the Business after Closing, and (iii) Seller shall indemnify, defend and hold harmless Purchaser and its affiliates from and against all Losses sustained by Purchaser or such affiliates as a result of providing any such billing services.

         13.7 Terminated Contracts. Seller acknowledges that Purchaser intends to seek to terminate certain Contracts after the Closing and prior to the end of their present terms, and agrees to use commercially reasonable efforts prior to Closing (not to include any payment of money) and to otherwise cooperate with Purchaser in order to negotiate with counterparties to any such Contracts any such early termination arrangements.

     14.     Miscellaneous.

         14.1 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, consultants, counsel and accountants.





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
         14.2 Further Assurances.

             (a) Each of the parties shall execute such agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts (which shall not include the payment of money) to fulfill or obtain the fulfillment of the conditions to the Closing, including the execution and delivery of any other agreement or document, the execution and delivery of which are conditions precedent to the Closing.

             (b) At Purchaser's request, Seller from time to time after the Closing will, at Purchaser's cost and expense, execute, acknowledge and deliver to Purchaser such other instruments or conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities.

         14.3 Access to Records. From and after the Closing Date, Seller and Horizon Corporate Controlled Affiliates (with respect to records relating to the operations of Seller prior to the Closing only) shall allow Purchaser, and its counsel, accountants and other representatives, such access to records that after the Closing are in the custody or control of Seller as Purchaser reasonably requires in order to comply with its obligations under law or under contracts constituting Assumed Liabilities or for other legitimate purposes and Seller and Horizon Corporate agree to retain such records for a period of not less than three (3) years following the Closing. From and after the Closing Date, Purchaser shall allow Seller, and its counsel, accountants and other representatives, such access to records that after the Closing are in the custody or control of Purchaser as Seller reasonably requires in order to comply with its obligations under law (including with respect to tax matters and the review of the Closing Date Balance Sheet and the Closing Statement or for other legitimate purposes.)

         14.4 Broker's and Finder's Fees. Purchaser hereby represents and warrants to Seller that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby. Seller hereby represents and warrants to Purchaser that, except for Morgan, Stanley & Co. Incorporated ("Investment Banker"), all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, Seller shall be solely responsible for any compensation of Investment Banker and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with Investment Banker or any other person or entity claiming to have been engaged by Seller.

         14.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition





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
or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         14.6 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; when transmitted if transmitted by telecopy, electronic or digital transmission method; the next day if sent for next day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

                    (a) if to Seller, to:

                        Horizon Cellular Group
                        101 Lindenwood Drive / Suite 125
                        Malvern, PA  19355
                        Telecopy No.: 610-993-2683
                        Attention:  Mr. Bruce M. Hernandez

                    with a required copy to:

                        Kleinbard Bell & Brecker
                        1900 Market Street / Suite 700
                        Philadelphia, Pennsylvania 19103
                        Telecopy No.: 215-568-0140
                        Attention:  Howard J. Davis, Esquire

                    (b) if to Purchaser, to:

                        Cellco Partnership
                        180 Washington Valley Road
                        Bedminster, New Jersey
                        Attention:  Mark Rupp, Vice President -
                                    Planning & Business Development





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
                    with a required copy to:

                        Jonathan Ratner, Esquire
                        Regional Counsel
                        Cellco Partnership
                        180 Washington Valley Road
                        Bedminster, New Jersey

                            and

                        N. Jeffrey Klauder, Esquire
                        Morgan, Lewis & Bockius
                        2000 One Logan Square
                        Philadelphia, PA 19103

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

         14.7 Entire Agreement. This Agreement (including the Schedules and Exhibits) and the agreements, certificates and other documents delivered hereunder contain the entire agreement between the parties with respect to the transactions described herein, and, except as provided in the next sentence, supersede all prior agreements, written or oral, with respect thereto. This Agreement and that certain Confidentiality Agreement dated October 12, 1995 between Purchaser and Horizon shall be construed as integrated and complementary of each other, and as augmenting and not restricting the rights and remedies of Seller or Horizon, as applicable, and if after applying the foregoing an inconsistency still exists, the provisions most favorable to Seller or Horizon, as applicable, shall control.

         14.8 Amendments and Waivers. This Agreement may be modified or amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         14.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law or any rule of interpretation or construction as to which party drafted this Agreement, except with respect to matters of law concerning the internal corporate affairs of any corporate entity that is a party to or the subject of this Agreement (as to those matters of law, the jurisdiction under which the respective entity derives its powers shall govern).





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
         14.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (including by operation of law) by any party without the prior written consent of the other party except that Seller may assign its rights and obligations hereunder to an affiliate of Seller provided that Seller remains responsible for the performance by such assignee of its obligations hereunder to Purchaser. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         14.11 NON-RECOURSE.   EXCEPT AS PROVIDED IN THIS SECTION 14.11,
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, THIS AGREEMENT AND ALL OF THE AGREEMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE NON-RECOURSE TO THE PARTNERS, AFFILIATES AND OFFICERS OF SELLER AND ITS PARTNERS, AFFILIATES, OFFICERS, DIRECTORS AND STOCKHOLDERS. IF SELLER OR A HORIZON CORPORATE CONTROLLED AFFILIATE (WITH RESPECT TO THOSE PROVISIONS THAT ARE THE SUBJECT OF THE JOINDER ATTACHED HERETO) IS IN DEFAULT HEREOF OR UNDER SUCH OTHER AGREEMENTS OR DOCUMENTS, PURCHASER'S RECOURSE SHALL BE LIMITED SOLELY TO (A) THE INDEMNIFICATION ESCROW AMOUNT AND (B) SOLELY WITH RESPECT TO THE SPECIFIED INDEMNIFICATION LIABILITIES, (X) THE PARTY WHOSE BREACH HAS GIVEN RISE TO SUCH SPECIFIED INDEMNIFICATION LIABILITY AND (Y) HORIZON CELLULAR TELEPHONE COMPANY, L.P. ("HCTC"), AN AFFILIATE OF SELLER, AND HCTC'S EQUITY IN ITS ASSETS.

         14.12 Beneficiaries of Agreement. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other party hereto and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third-party beneficiary or otherwise.

         14.13 Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

         14.14 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         14.15 Computation of Days; Holidays. Whenever this Agreement provides for a period of time that is expressed in terms of a numbers of days prior to or within which actions or events are to occur or not occur, such time period shall be measured in calendar days unless





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
otherwise expressly provided. Whenever this Agreement provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday, or legal holiday, then the same shall be deemed to fall on the immediately following business day.

         14.16 Consent to Jurisdiction. In order to enforce the provisions hereof, each of the parties hereto (i) submits to the jurisdiction of any Pennsylvania state or federal court with respect to any suit, action or proceeding relating to this Agreement or any of the transactions contemplated hereby, (ii) waives any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) waives the right to object that any such court does not have personal jurisdiction over such party, and (iv) consents to the service of process in any such suit, action or proceeding upon receipt through the United States mail of copies of such process to such party by certified mail to the addresses indicated herein or at such other addresses of which the other parties shall have received written notice. Nothing herein shall preclude any party from bringing suit or taking other legal action in any other jurisdiction or from serving legal process in any other manner permitted by law or in equity.


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
         14.17 Headings. The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                           HORIZON CELLULAR TELEPHONE COMPANY OF DAWSON, L.P.
                           By:  KCCGP, L.P., its general partner
                           By:  HORIZON G.P., INC., its general partner



                           By: /s/ M. E. KALOGRIS
                              ------------------------------------------------
                           Name: MICHAEL E. KALOGRIS
                           Title: PRESIDENT

                           CELLCO PARTNERSHIP
                           By: BELL ATLANTIC NYNEX MOBILE, INC., its managing general partner



                           By: /s/ DENNIS F. STRIGL
                              ------------------------------------------------
                           Name: DENNIS F. STRIGL
                           Title: PRESIDENT AND C.E.O.

                                    JOINDER

     The undersigned, intending to be legally bound, and on behalf of itself and all Horizon Corporate Controlled Affiliates, hereby joins in the execution of this Agreement solely with respect to the terms and conditions of Sections 5.3, 5.6, 13.1, 13.2, 13.5 and 14.3.


     IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the day and year first above written.

                                HORIZON G.P., INC.


                                By: /s/ BRUCE M. HERNANDEZ
                                   -------------------------------------
                                Name: BRUCE M. HERNANDEZ
                                Title: VICE PRESIDENT & C.F.O.





                                      -48-